Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Columbier Acquisition Corp. on Amendment No. 1 of Form S-4 of our report dated March 1, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of PSQ Holdings Inc. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from February 25, 2021 (Inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY

May 22, 2023

An Independent Member of Urbach Hacker Young International